EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of December 31, 2003, by and between Informatic Healthcare Solutions, Ltd., (“iHS”), a Delaware Corporation (the “Operating Company”), Peninsula Holdings Group, Ltd., (“PHG”), a Nevada Corporation (the “Holding Company”), and Dr. Ernest Carter (“the Executive”).

This employment agreement supersedes all prior agreements, understandings and/or representations (whether oral or in writing), and shall be a binding agreement adhered to by all parties. The Operating Company, the Holding Company and the Executive are hereinafter referred to collectively as the “Parties,” and individually as a “Party.”

RECITALS

A.

iHS and PHG desire assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.

Executive desires to become employed by iHS, and is willing to continue such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.

EMPLOYMENT

1.1

iHS hereby employs Executive, and Executive hereby accepts employment by iHS, upon the terms and conditions set forth in this Agreement beginning December 31, 2003 (the “Start Date”) and continuing for three (3) years, or until this Agreement is terminated by a Party or the Parties. Notwithstanding anything herein to the contrary, either Party may terminate Executive’s employment under this Agreement at any time, with or without cause, subject to the terms and conditions of Section 4 herein.

1.2

Executive shall have the title of Executive Vice President, Healthcare Informatics Group, and shall report to the President and CEO of the Operating Company.

1.3

Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of iHS and which are normally associated with the position of Executive Vice President, consistent with the policies and procedures of the Operating Company, as required by the Holding Company’s Board of Directors and Chairman.

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1.4

The employment relationship between the Parties shall be governed by the policies and practices established by the Holding Company’s Board of Directors and Compensation Committee, except that when the terms of this Agreement differ from or are in conflict with the Holding Company’s policies or practices, this Agreement shall control.

1.5

Unless the Parties otherwise agree in writing, during the term of this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement in iHS’s offices wherever located or at any other place at which iHS maintains an office; provided, however, that iHS may from time to time require Executive to travel temporarily to other locations in connection with iHS’s business.

1.6

The Executive shall be indemnified by iHS against all liabilities and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel fees) arising from or related in any matter to this Agreement other than any caused by Executive’s intentional misconduct.

1.7

Executive shall also be a member of the Peninsula Holdings Group, Ltd.  Shareholder Committee.

2.

LOYAL AND CONSCIENTIOUS PERFORMANCE; NON-COMPETITION

During his employment by iHS, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement.

2.1

Except with the prior written consent of the Holding Company’s Board of Directors, Executive will not, during his employment by iHS, engage in competition with PHG, iHS, or any subsidiary or division of PHG or iHS either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, Executive, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise compete with the products or proposed products of PHG, iHS, or any subsidiary or division of PHG or iHS.

2.2

Except as permitted herein, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to PHG, iHS, or any subsidiary or division of PHG or iHS, its business or prospects, financial or otherwise. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

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3.

COMPENSATION OF EXECUTIVE

3.1

iHS shall compensate the Executive under the following salary structure:

(a)

Executive shall receive no salary for the first four months after the

December 31, 2003 effective date of the Definitive Merger Agreement.

(b)

Beginning on the fifth month and continuing thru the eighth month after the Merger Agreement is executed the Executive shall receive a gross salary of ten thousand dollars per month. Furthermore the Executive’s salary for the fifth thru eighth month will be deferred until the ninth month when a total of forty thousand dollars ($40,000), less applicable payroll taxes, will be paid in full.

(c)

Thereafter, the Executive shall receive a gross salary of ten thousand dollars ($10,000) per month before applicable payroll taxes are withheld,

and paid current.

(d)

The Peninsula Board of Directors and Compensation Committee will have sole discretion to determine (on an annual basis at each fiscal year end)

any salary adjustments and bonuses.

(e)

During the first four month period (as referenced in 3.1(a) above), when

Executive receives no salary, Executive will be free to seek supplemental employment as it relates to healthcare services rendered.

Furthermore, annual pay increases, if granted, will be determined by PHG’s Compensation Committee. iHS may also pay the Executive, as additional compensation, a performance bonus payable annually, as earned in accordance with iHS’s normal Performance Bonus Plan, as established by PHG’s Compensation Committee. Such salary and bonuses shall be prorated for any partial year of employment on the basis of a 365-day fiscal year based on the current compensation package to include increases in both salary base and bonus.

3.1.1

If iHS does not have sufficient cash flow to fund Executive’s salary on any month during the term of his employment; the Executive shall receive either no pay for that month, or partial pay. In the event that cash flow is not sufficient, the amount of pay received by Executive, if any, shall be determined by the CEO of the Operating Company and/or the Chairman of the Holding Company. All salary amounts not received by the Executive because of insufficient cash flow will not be accrued.

3.1.2

“Sufficient Cash Flow” is defined as “the monthly cash flow generated by the operations in the normal course of business to fund the current and future projected internal growth rate of the Company, as dictated by iHS management decisions, before payment of salaries to key iHS management personnel”.

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3.2

All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by iHS.

3.3

When and if available, and in accordance with the Operating and/or Holding Company’s employee benefits policies as established by PHG’s Compensation Committee, Executive shall be entitled to a health, life and disability benefits package for the Executive and his family (the “Benefits Plan”).  Executive shall also be eligible to participate in the Operating and/or Holding Company’s 401(k) or other profit sharing plans under its Benefits Plan package or any other arrangement, which may be in effect from time to time and made available to its executive or key management employees.

3.4

Life Insurance.  In addition, iHS shall have the right to cover the Executive with a fully paid for key man life insurance policy while Executive is employed by iHS. If upon death of the Executive while employed by iHS, the death benefits will be paid to iHS.

3.5

Vacation.  Executive shall be entitled to two weeks paid vacation.

3.6

Expenses.  Executive shall be reimbursed for all bona fide expenses incurred in connection with the performance of his duties under this Agreement in accordance with Company policies and limits.

4.

TERMINATION

4.1

Death or Disability.  In the event of the Executive’s death or “Disability” (as defined below), Executive’s employment with iHS shall terminate effective not less than 30 days after the date of such event.  “Disability” means a mental or physical condition that renders Executive incapable of performing his duties and obligations under this Agreement for a period of six consecutive months, or more than 180 days in any eight month period, in the written opinion of a competent physician specializing in such condition selected by the Executive who has personally examined and evaluated Executive’s condition.  Executive agrees to submit to appropriate medical examination by such physician at the iHS’s expense and that such physician’s determination shall be final.  If this Agreement is terminated by HIS or the Holding Company under this Section 4.3, iHS shall pay Executive or his estate within five (5) days after the effective date of such termination any unpaid salary, bonus, benefits and vacation payments accrued and payable, and any equity grant vested through such effective date, provided that no severance amount shall be payable.

4.2

Termination for Cause.  The Operating and/or Holding Company may terminate Executive’s employment at any time for “Cause,” as defined below.  “Cause” means gross misconduct, gross neglect of duties (including by reason of alcohol or drug dependency), acts involving moral turpitude, conviction of a felony, material breach by Executive of this Agreement that is not substantially cured within thirty (30) business days after receipt of written notice from the Operating or Holding Company of such breach, or any act or omission involving fraud, embezzlement or misappropriation of any property of the Operating or Holding Company by Executive. Executive shall be reimbursed for salary, bonus, royalties, benefits, accrued

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vacation and equity grant vested through the date of termination, payable no later than five (5) business days from the date of such termination.

4.3

Termination without Cause.  If the Operating Company and/or Holding Company terminates Executive’s employment without Cause, or in the event of a Change of Control as outlined in Sections 5.1 and 5.2 of this Agreement: (i) the Company shall pay Executive, within five (5) business days after the effective date of such termination, an amount equal to twelve (12) months Base Pay and non-performance bonuses (“Severance Pay”) based on Executive’s annual base salary, bonuses, accrued vacation, equity grant, and continuation of the Company’s health benefit package at the time of termination as outlined in Sections 3.1 through 3.7 of this Agreement for six (6) months after the termination date, and; (ii) all equity grants accrued as of the termination date shall vest immediately.

4.4

Termination by Executive.  Executive may terminate this Agreement by giving the Operating and/or Holding Company written notice at least 14 days prior to the effective date of such termination.  If Executive terminates this Agreement the Operating or Holding Company shall pay Executive only any unpaid compensation (including any accrued but unpaid vacation pay and non-performance based bonuses) accrued through the effective date of such termination, but Executive shall not be entitled to any Severance Pay.

5.

CHANGE OF CONTROL

5.1

Upon a Change of Control (as hereinafter defined) during the term of the Executive’s employment, the Company agrees that upon the Change of Control the Executive shall be able to exercise all of the equity grants and the Severance Pay the Executive has been granted in the Company, as outlined in Section 4.4, of this Agreement, respectively, as of the Change of Control. For the purpose of this Agreement, Change of Control shall mean the occurrence of any of:

5.1.1.

the purchase or acquisition of shares of the Holding Company and/or securities (“Convertible Securities”) convertible into shares of the Holding Company or carrying the right to acquire shares of the Holding Company as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act with any such person, group of persons or any of such persons acting jointly or in concert (collectively the “Holders”) beneficially own or exercise control or direction over shares of the Holding Company such that, to cast more than forty (40) percent of the votes attached to all shares in the capital of the Holding Company.

5.2

Approval by the shareholders of the Holding Company of an amalgamation, arrangement, merger or other consolidation or combination of the Company with another corporation(s) pursuant to which the shareholders of the corporation immediately thereafter do not own shares of the successor or continuing corporation which would entitle them to cast more than seventy (70%) percent of the votes attaching to all of the shares in the capital of the successor or continuing corporation which may be cast to elect directors of that corporation; (a) the liquidation, dissolution or winding-up of the Operating Company and/or Holding Company; or (b) the sale, lease or other disposition of all or substantially all of the assets of the Operating Company and/or Holding Company.

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6.

CONFIDENTIAL AND PROPRIETARY INFORMATION; NON-SOLICITATION AND NON-COMPETITION

6.1

Concurrent with the execution of this Agreement, Executive shall agree to the following Proprietary Rights and Confidentiality Clause/Non-Competition Provision:

6.2

Executive recognizes that his employment with iHS will involve contact with information of substantial value to the Operating and/or Holding Company, which is not old and generally known in the trade, and which gives the Operating and/or Holding Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques, and business contacts of the Operating and/or Holding Company, (hereinafter referred to as “Confidential and Proprietary Information”).  Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during his employment with the Operating and/or Holding Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Operating and/or Holding Company, without the prior written consent of the Company.

6.3

While employed by the Operating and/or Holding Company and for three (3) years thereafter, the Executive agrees that in order to protect the Operating and/or Holding Company’s Confidential and Proprietary Information from unauthorized use, that Executive will not, either directly or through others, solicit or attempt to solicit any Executive, consultant or independent contract, client or customer of the Operating and/or Holding Company to terminate his or her relationship with the Operating and/or Holding Company in order to become an Executive, consultant or independent contractor, client or customer to or for any other person or business entity; or the business of any customer, vendor or distributor of the Operating and/or Holding Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Operating and/or Holding Company or listed on Operating and/or Holding Company’s customer, vendor or distributor list.

6.4

Executive agrees and warrants that while employed by Operating and Holding Company and for a period of three (3) years after this Agreement is terminated, Executive shall not, directly or indirectly: (a) engage in any business transaction using Confidential and Proprietary Information obtained by Executive while employed by Operating and Holding Company, or; (b) enter into any agreement (verbal, written or otherwise), joint venture, merger, vendor relationship, or other business combination or transaction with any other person, business entity, business contact, customer, supplier, affiliate, consultant, agent or representative introduced to Executive through or in connection with Executive’s services to Operating and Holding Company (or any company affiliated with or related to Operating and Holding Company) which relationship is for the purpose of engaging in business which is similar to or competes with that of the Operating and Holding Company (and its related and affiliated entities).

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7.

ASSIGNMENT AND BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Operating and Holding Company and its successors, assigns and legal representatives.

8.

RELEASE OF CLAIMS

The Operating and Holding Company hereby releases and discharges the Executive and for each of his assigns, heirs, spouse, relatives, trustees, trustors, executors, administrators and representatives, from any and all claims and causes of action which the Operating and Holding Company now has or may have arising at a future date as a result of his employment with the Operating and Holding Company except those arising from Executive’s intentional misconduct.  The Operating and Holding Company expressly acknowledges and agrees that the Executive would not enter into this Agreement but for the representation and warranty of the Operating and Holding Company that they hereby release any and all claims of nature whatsoever, whether statutory or at common law, which the Operating and Holding Company may now have or could assert directly or indirectly against the Executive in the future.

9.

INDEMNIFICATION & HOLD HARMLESS

The Operating and Holding Company agree to indemnify and hold harmless Executive against any and all losses, causes of action, liabilities, costs, expenses, claims and damages, including all expenses of litigation, reasonable attorney’s fees, and court costs that the Operating and Holding Company may sustain or become liable for due to injury or death of any person, or breach of contract to any party, arising out of or in connection with, the sale of it’s products and services and or any other products and services developed and distributed in the future, regardless of whether such injuries, death, or damages are caused in whole or in part by the negligence of the Executive.

10.

NOTICES

All notices or demands of any kind required or permitted to be given by the Operating or Holding Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

10.1

If to the Operating or Holding Company: 2424 N. Federal Highway, Suite 160, Boca Raton, Florida 33431.

10.2

If to Executive: 8807 Colesville Road, Suite 2, Silver Springs, MD, 20910. Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

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11.

CHOICE OF LAW

This Agreement is made in Boca Raton, Florida. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

12.

INTEGRATION

This Agreement and the Exhibits hereto contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment.  This Agreement supersedes and terminates all prior oral and written employment agreements or arrangements between the Parties.

13.

AMENDMENT

This Agreement cannot be amended or modified except by a written agreement signed by Executive, the Operating Company, and the Holding Company.

14.

WAIVER

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15.

SEVERABILITY

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

16.

INTERPRETATION; CONSTRUCTION

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been reviewed by legal counsel representing the Operating and Holding Company, but Executive has been encouraged, and has consulted with his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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17.

REPRESENTATIONS AND WARRANTIES

Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

18.

COUNTERPARTS

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

19.

ARBITRATION

To ensure rapid and economical resolution of any disputes which may arise under this Agreement, the Parties agree that any and all disputes or controversies of any nature whatsoever, arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration (rather than trial by jury or court or resolution in some other forum) to the fullest extent permitted by law. Any arbitration proceeding pursuant to this Agreement shall be conducted by the American Arbitration Association (“AAA”) in Boca Raton, Florida under the then existing AAA arbitration rules.  If for any reason all or part of this arbitration provision is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not effect any other portion of this arbitration provision or any other jurisdiction, but this provision will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable part or parts of this provision had never been contained herein, consistent with the general intent of the parties insofar as possible.

20.

INJUNCTIVE RELIEF

Executive is obligated under this Agreement to render services and comply with covenants of a special, unique, unusual and extraordinary character, thereby giving this Agreement peculiar value, so that the loss of such service or violation by Executive of this Agreement, including, but not limited to, the Proprietary Rights and Confidentiality Agreement, could not reasonably or adequately be compensated in damages in an action at law.  Therefore, notwithstanding Section 18 herein, in addition to any other remedies or sanctions provided by law, whether criminal or civil, and without limiting the right of the Company and successors or assigns to pursue all other legal and equitable rights available to them, the Company shall have the right during Executive’s employment hereunder (or thereafter with respect to obligations continuing after the termination of this Agreement) to compel specific performance hereof by Executive or to obtain temporary and permanent injunctive relief against violations hereof by Executive, including, but not limited to, violations of the Proprietary Rights and Confidentiality Agreement, and, in furtherance thereof, to apply to any court with jurisdiction over the Parties to enforce the provisions hereof.

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21.

TRADE SECRETS OF OTHERS

It is the understanding of the Operating and Holding Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Operating and Holding Company and/or its affiliates seek to elicit from Executive any such information.  Consistent with the foregoing, Executive shall not provide to the Operating and Holding Company and/or its affiliates, and the Operating and Holding Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

22.

ADVERTISING WAIVER

Executive agrees to permit the Operating and Holding Company and/or its affiliates, and persons or other organizations authorized by the Operating and Holding Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Operating and Holding Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Operating and Holding Company and/or its affiliates, appear.  Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT FOLLOWS]

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[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first above written.

Informatic Healthcare Solutions, Ltd. A Delaware corporation James T. Kesaris, President Dated: December 31, 2003	EXECUTIVE Dr. Ernest Carter Dated: December 31, 2003

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